Exhibit 99.1

NEWS RELEASE for September 28, 2005
Contact:    Michael Mason (investors)             Eric Friedman, CFO
            Allen & Caron Inc.                    Integrated BioPharma, Inc.
            212 691 8087                          888 319 6962
            michaelm@allencaron.com               e.friedman@chemintl.com

  Integrated BioPharma Reports Results for Its Fiscal Year Ended June 30, 2005

HILLSIDE, N.J., Sept. 28 -- Integrated BioPharma Inc. today announced results for its fiscal year ended June 30, 2005. Revenues were $32.7 million, an increase of 29 percent over the prior year. The increase was attributable primarily to the introduction of new nutraceutical products.

As indicated in the accompanying table, financial results for the fiscal period were a net loss of $8.6 million before a cash dividend of $0.5 million to preferred stockholders and a (non-cash) deemed preferred stock dividend of $2.3 million, for a total consolidated loss applicable to common stockholders of $11.4 million or $0.90 loss per share. For the previous year there was a net loss of $5.3 million before a cash dividend of $0.1 million to preferred stockholders and a (non-cash) deemed preferred stock dividend of $1.0 million for a total consolidated loss applicable to common shareholders of $6.4 million or $0.58 loss per share.

The increase in loss was attributable primarily to an increased loss of $4.6 million in the pharmaceutical and technical service segments (comprised of a $3.6 million impairment loss and a $1 million operating loss), an increase of $1.8 million in preferred stock dividends, an increase in bad debts of $600,000, offset by proceeds received for the settlement of a lawsuit in the amount of $2.5 million. The impairment loss adjustment reflects the change in operations at InB:Paxis as reported and contemplated in the Company's July 1, 2005, release.

"We are pleased to see that our brand and product development efforts over the last few years in the nutraceutical businesses have resulted in significant revenue growth," said E. Gerald Kay, INB's Chairman and Chief Executive Officer. "We believe our strategic investment initiatives with the BioPharma and Paxis businesses, which are negatively affecting our current results, are building an important body of unique intellectual property in the plant-based pharmaceutical sector that will contribute to the future strength and durability of the Company's prospects."

About Integrated BioPharma Inc (INB)

INB serves the pharmaceutical, biotech and nutraceutical industries. Through several wholly owned subsidiaries, INB develops, manufactures and distributes more than 130 products worldwide. Its subsidiary, InB:Paxis Pharmaceuticals, Inc., develops and operates a state-of-the-art GMP facility for the production and sale of paclitaxel and related drugs. Through its biotech subsidiary, InB:Biotechnologies, Inc., INB is developing human therapeutics and preventive cancer compounds in transgenic plants. Further information is available at www.iBioPharma.com


Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's reports filed with the Securities and Exchange Commission.

                            INTEGRATED BIOPHARMA INC
  Financial Results for the Fiscal Years Ended June 30, 2005, and June 30, 2004

                                                         For the Years Ended
                                                              June 30,
                                                         2005           2004
                                                    -------------  -------------

Total Revenue                                       $  32,735,813  $  25,282,790
Cost of Sales (1)                                      30,743,847     19,390,657
Gross Profit                                            1,991,966      5,892,133
Selling and Administrative Expenses (2)                13,104,467      4,550,734
Paxis Pharmaceuticals, Inc.  Expense (3)                       --      6,950,744
Total Expenses                                         13,104,467     11,501,478
Operating (Loss)                                     (11,112,501)    (5,609,345)
Other Income (4)                                        2,504,747        356,886
(Loss) Before Income Taxes and minority interest      (8,607,754)    (5,252,459)
Provision for Income Taxes                               (27,325)         87,688
Net (Loss) before minority interest                    8,580,429)    (5,340,147)
Minority interest in income of consolidated subsidiary        196             --
Net (Loss)                                            (8,580,233)    (5,340,147)
Non-cash deemed dividend on Preferred Stock (5)       (2,332,000)      (960,000)
Preferred Stock Dividends                               (490,000)      (101,692)
Net (Loss) applicable to common shareholders        $(11,402,233)  $ (6,401,839)
Diluted EPS                                               $(0.90)        $(0.58)
Average Common Shares
Outstanding-fully diluted                              12,610,975     11,107,520
                                                    -------------  -------------


     (1)  Included in the cost of sales is $2,542,885 of impairment losses.

     (2) Included in selling and administrative expenses is $1,122,247 of impairment losses.

     (3)  Included in the Paxis expenses are $753,000 of corporate allocations.

     (4) Included in other income is a cash payment of $2,475,322 in connection with a multidistrict class action brought on behalf of the Company and other direct purchasers of vitamin products.

     (5) Non-cash deemed dividend for preferred shareholders associated with the amortization of beneficial conversion feature and accretion of redemption value of Series B redeemable convertible preferred stock.